Exhibit 4.2

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 29, 2008, among The Berry Company LLC, a Colorado limited liability company, the successor by merger to Local Insight Berry Holdings, LLC, a New York limited liability company (the “New Guarantor”), which is a subsidiary of Local Insight Regatta Holdings, Inc. (or its permitted successor), a Delaware corporation formerly known as Windstream Regatta Holdings, Inc. (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company and the Trustee entered into an Indenture (the “Indenture”), dated as of November 30, 2007, pursuant to which the Company issued $210,500,000 in principal amount of 11.00% Senior Subordinated Notes due 2017 (the “Notes”);

WHEREAS, Section 4.16 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth in the Indenture;

WHEREAS, Section 9.1(j) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to provide for additional Guarantors in accordance with the terms of the Indenture, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Company, the Guarantors and the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing, the New Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

Section 1.01 This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02 This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the New Guarantors, the Company and the Trustee.

ARTICLE 2

Section 2.01 Each of the New Guarantors hereby agrees to be bound by the terms, conditions and other provisions of the Indenture with all attendant rights, duties and obligations stated therein, on a joint and several basis with the parties hereto and thereto, with the same force and effect as if originally named as a Guarantor therein and as if such party executed the Indenture on the date thereof.

ARTICLE 3

Section 3.01 Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 3.02 All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

Section 3.03 Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.04 THE SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.05 The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be original, but all of them together represent the same agreement.

Section 3.06 The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this agreement.

Section 3.07 The recitals hereto are statements only of the Company and the New Guarantors and shall not be considered statements of or attributable to the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

THE BERRY COMPANY LLC

By:	/s/ James Stirbis
Name: James Stirbis Title: Chief Financial Officer

LOCAL INSIGHT REGATTA HOLDINGS, INC.

By:	/s/ James Stirbis
Name: James Stirbis Title: Chief Financial Officer

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Lynn M. Steiner
Name: Lynn M. Steiner Title: Vice President

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